Exhibit 23(j)(i) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K




               Consent of Ernst & Young LLP, Independent Auditors



We consent to the references to our firm under the captions "Financial Information" in the Class A, Class B, and Class C Shares Prospectus of Federated European Equity Fund (fomerly, Federated European Growth Fund) (one of the funds comprising Federated World Investment Series, Inc.) and "Independent Auditors" and "Financial Information" in the Class A, Class B, and Class C Shares Statement of Additional Information for the Federated European Equity Fund, and to the incorporation by reference of our report dated January 7, 2003, in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 33-52149) of Federated World Investment Series, Inc.


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 26, 2003